Exhibit 23.5

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated February 24, 1998 (except for Note 13, as to which the date is April 10, 1998), with respect to the consolidated financial statements and to our consent dated April 23, 1998 with respect to the financial statement schedule of Ticketmaster Group, Inc. included in its Annual Report (Form 10-K) at January 31, 1998 and for the year then ended, in the Proxy Statement of Ticketmaster Group, Inc. that is made a part of Registration Statement related to the Prospectus of USA Networks, Inc. for the registration of 20,599,991 shares of its common stock.


                                        /s/  Ernst & Young


Los Angeles, California
June 22, 1998